UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 20, 2012

FORUM ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35504	61-1488595
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
920 Memorial City Way, Suite 1000
Houston, Texas 77024
(Address of principal executive offices and zip code)
Registrant's telephone number, including area code: (281) 949-2500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 20, 2012, Forum Energy Technologies, Inc., a Delaware corporation (the "Company"), entered into Amendment No. 3 (the "Amendment") to its Amended and Restated Credit Agreement, dated as of October 4, 2011, among the Company, as Borrower, Wells Fargo Bank National Association, as Administrative Agent and Swing Line Lender, and Wells Fargo Bank, National Association, JPMorgan Chase Bank, N.A. and Bank of America, N.A. and such other lenders designated from time to time as Issuing Lenders (the "Credit Agreement"). The Amendment provides for (i) an increase in the Senior Secured Leverage Ratio to 3.00 to 1.00, commencing with the fiscal quarter ending immediately after a qualified issuance of notes; (ii) an increase of $50 million in the Company's ability to issue additional unsecured notes; (iii) the deletion of certain conditions related to the refinancing of certain permitted Debt; and (iv) certain other amendments to the Credit Agreement, each as set forth in the Amendment. Capitalized terms used herein but not otherwise defined have the meaning given to them in the Credit Agreement, as amended.
The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The description of the Amendment in Item 1.01 above is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Exhibit Title or Description
10.1
Amendment No. 3 to Amended and Restated Credit Agreement, dated as of November 20, 2012, among Forum Energy Technologies, Inc., as Borrower, the Guarantors, the Lenders party thereto, the Issuing Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2012	FORUM ENERGY TECHNOLOGIES, INC.
/s/ James L. McCulloch
James L. McCulloch
Senior Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit No.	Exhibit Title or Description
10.1
Amendment No. 3 to Amended and Restated Credit Agreement, dated as of November 20, 2012, among Forum Energy Technologies, Inc., as Borrower, the Guarantors, the Lenders party thereto, the Issuing Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent.